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                                                                    EXHIBIT 10.1


                           SUPPLEMENTAL TERMS LETTER

                                JANUARY 29, 1999

Earl Scheib, Inc.
8737 Wilshire Blvd.
Beverly Hills, CA 90211

Attention: Mr. John Branch

     RE: REVOLVING NOTE DATED JANUARY 29, 1999, IN THE ORIGINAL PRINCIPAL SUM OF $4,000,000.00 ("NOTE") EXECUTED BY EARL SCHEIB, INC. ("BORROWER") IN FAVOR OF CITY NATIONAL BANK ("CNB").

Dear Mr. Branch:

     This is to confirm that CNB will extend the credit facility more completely described in the enclosed Note, subject to the additional terms and conditions set forth herein. Reference is made to the above mentioned Note. This letter is to confirm that the following additional terms and conditions will apply to the Note. Capitalized terms not defined in this letter have the meanings given them in the Note. This letter is hereby incorporated into the Note (this letter and the Note, collectively, the "Note").

                        A. ADDITIONAL EVENTS OF DEFAULT.

     The following shall constitute additional Events of Default under the Note:

1. Failure of Borrower to furnish CNB, within the times specified, the following statements:

     1.1 Within forty-five (45) days after the end of each of the first three quarterly accounting periods of each fiscal year, a financial statement consisting of not less than a balance sheet, income statement, reconciliation of net worth and statement of cash flows, prepared in accordance with generally accepted accounting principles consistently applied, which financial statement may be internally prepared;

     1.2 Within ninety (90) days after the close of each fiscal year, a copy of the annual audit report for such year for Borrower and the Subsidiaries including therein a balance sheet, income statement, reconciliation of net worth and statement of cash flows, with notes thereto, the balance sheet, income statement and statement of cash flows to be audited by a certified public accountant reasonably acceptable to CNB, and certified by such accountants to have been prepared in accordance with generally accepted accounting principles consistently applied and accompanied by Borrower's certification as to whether any event has occurred which constitutes an Event of Default, and if so, stating the facts with respect thereto; and

     1.3 Such additional information, reports and/or statements as CNB may, from time to time, reasonably request;

Mr. John D. Branch
Earl Scheib, Inc.
January 29, 1999
Page 2


2.    Failure of Borrower to maintain, on a consolidated basis, the following:

      2.1   Tangible Net Worth plus Subordinated Debt of not less than
            $18,000,000;

      2.2 A ratio of Total Senior Liabilities to Tangible Net Worth plus Subordinated Debt of not more than 1 to 1 at all times;

      2.3 Cash Flow from operations of not less than $3,000,000.00 through 1/31/99 and of not less than $3,300,000.00 thereafter;

3. Failure of Borrower to pay and discharge all material taxes, assessments, governmental charges and real and personal property taxes prior to the date upon which penalties are attached unless the same are being contested in good faith by borrower in appropriate proceedings;

4. Failure of Borrower to maintain or cause to be maintained for its benefit in full force and effect the existing levels of insurance for its business, including, without limitation, fire, public liability, property damage, business interruption and extra expense and worker's compensation and issued by an insurance company, reasonably acceptable to CNB, and such failure to maintain is not cured within 30 days of borrower's receipt of notice of cancellation of such policies;

5. Borrower creates, incurs, assumes or permits to exist any indebtedness, except indebtedness to CNB and trade debt incurred in the ordinary course of business, without CNB's prior written consent, except for (i) equipment leases, (ii) purchase money debt and obligations under capital leases in an aggregate amount not to exceed $325,000, and (iii) loans secured by the cash surrender value of life insurance policies totaling $1,690,000 and two notes from Firstar Bank Wisconsin totaling $225,000 and secured by a receivable from the state of Wisconsin related to PECFA.

6. Borrower assumes, guarantees, or otherwise becomes liable for the material obligation of any person or entity, except contingent liabilities in favor of CNB, without CNB's prior written consent; or

7. Borrower mortgages, pledges, hypothecates, grants or contracts to grant any security interest of any kind in any of its property or assets to anyone, except CNB, without CNB's prior written consent, except for (i) mechanics, materialmen's, landlord's, warehousemen's and carriers' liens and other similar liens arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith by appropriate proceedings, (ii) liens consisting of pledges or deposits to secure obligations under real estate leases permitted hereunder, (iii) liens relating to obligations under capital leases permitted hereunder and liens securing any equipment or operating leases, and (iv) liens, if they constitute such, of any true lease and consignment UCC filings; or

8. Borrower makes or commits to make expenditures for capital assets (including capitalized lease expenditures) of more than $5,500,000.00 in the aggregate for Borrower and all Subsidiaries in any fiscal year, without CNB's prior written consent.



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Mr. John D. Branch
Earl Scheib, Inc.
January 29, 1999
Page 3



                                B.  DEFINITIONS.

     For purposes of the Note, the following terms have the following meanings:

     "CASH FLOW FROM OPERATIONS" shall be determined on a consolidated basis for Borrower and the Subsidiaries and shall mean the sum of (a) net income earned over the twelve months period ending on the date of determination, plus
(b) amortization of intangible assets, plus (c) interest expense, plus (d) depreciation expensed during the twelve month period ending on the date of determination.

     "SUBORDINATED DEBT" shall mean indebtedness of Borrower or any Subsidiary, the repayment of principal and interest of which is subordinated to CNB, on terms satisfactory to CNB.

     "SUBSIDIARY" shall mean any corporation, the majority of whose voting shares are at any time owned, directly or indirectly by Borrower and/or by one or more Subsidiaries.

     TANGIBLE NET WORTH" shall mean the total of all assets appearing on a balance sheet prepared in accordance with generally accepted accounting principles consistently applied for Borrower and the Subsidiaries on a consolidated basis, minus (a) all intangible assets, including, without limitation, any accounts receivable converted to notes receivable, unamortized debt discount, affiliate, employee and officer receivables or advances, goodwill, research and development costs, patents, trademarks, the excess of purchase price over underlying values of acquired companies, any covenants not to compete, deferred charges, copyrights, franchises and appraisal surplus; minus (b) all obligations which are required by generally accepted accounting principles consistently applied to be reflected as a liability on the consolidated balance sheet of Borrower and the Subsidiaries; minus, (c) the amount, if any, at which shares of stock of a non-wholly owned Subsidiary appear on the asset side of Borrower's consolidated balance sheet, as determined in accordance with generally accepted accounting principles consistently applied; minus (d) minority interests; and minus (e) deferred income and reserves not otherwise reflected as a liability on the consolidated balance sheet of Borrower and the Subsidiaries.

     "TOTAL SENIOR LIABILITIES" shall mean, as of any date of determination, the amount of all obligations that should be reflected as a liability on a consolidated balance sheet of Borrower and the Subsidiaries prepared in accordance with generally accepted accounting principles consistently applied less Subordinated Debt.


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Mr. John D. Branch
Earl Scheib, Inc.
January 29, 1999
Page 4

                      C.  ADDITIONAL TERMS AND CONDITIONS

     The following additional terms and conditions shall also apply to the Note:

1. FEES. Borrower shall pay to CNB a non-refundable fee equal to $15,000.00 [3/8% of the original principal amount of the Note], due and payable in full upon execution of this letter and the Note, and upon any subsequent renewal.

2. ENVIRONMENTAL INDEMNIFICATION. Due to the environmentally sensitive nature of the industry in which Borrower is principally engaged and upon which CNB will rely as its primary source of repayment, and in consideration of CNB extending credit to Borrower, Borrower has agreed to indemnify CNB against any claims that may arise as a result of Borrower's business activities that are environmental in nature and for which CNB may be named as a liable party.

     Borrower agrees that it shall indemnify and hold harmless CNB, its parent company, subsidiaries and all of their respective directors, officers, employees, agents, successors, attorneys, and assigns from and against any loss, damage, cost, expense, or liability directly or indirectly arising out of or attributable to the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal, or presence of a hazardous substance on, under, or about Borrower's property or operations or property leased to Borrower, including but not limited to attorneys' fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). For these purposes, the term "hazardous substances" means any substance which is or becomes designated as "hazardous" or "toxic" under any Federal, state, or local law. This indemnity shall survive repayment of Borrower's obligations to CNB.

3.   YEAR 2000 COMPLIANCE. Borrower represents and warrants as follows:

     3.1 Borrower has adopted a plan, appropriate to its business or industry, to insure that its computer software is Year 2000 Compliant. For the purpose of this letter, "Year 2000 Compliant" means that dates occurring on and after January 1, 2000 will be recognized correctly by such software and not misinterpreted as a date occurring prior to January 1, 2000.

     3.2 Borrower has or intends to develop an action plan to deal with significant disruption in its business which might be anticipated in the event of foreseen or unforeseen failures of its computer systems or its production and manufacturing equipment to be Year 2000 Compliant.

Mr. John D. Branch
Earl Scheib, Inc.
January 29, 1999
Page 5


     Except for documents and instruments specifically referenced herein or in the Note, this letter and the Note constitute the entire agreement of the parties hereto and supersedes any prior or contemporaneous oral or written agreements, understandings, representations, warranties and negotiations, if any, which are merged into this letter and the Note. If you agree to accept the terms of this letter and the Note, please sign the enclosed acknowledgement copy of this letter, as well as the enclosed Note, and return them to me on or before February 8, 1999.

Sincerely,

CITY NATIONAL BANK, a national
banking association

By:
   --------------------------------------------
   Miriam K. Schneider, Vice President


ACCEPTED AND AGREED TO THIS 29TH DAY OF
JANUARY, 1999.

EARL SCHEIB, INC.

By:     /s/ JOHN D. BRANCH
       ----------------------------------------
Title:  John D. Branch, Chief Financial Officer

                                 REVOLVING NOTE
                              (LIBOR and/or Prime)

$4,000,000.00                                          Beverly Hills, California
                                                                January 29, 1999
                                                                    519812/32498


     On January 31, 2001 ("Termination Date"), EARL SCHEIB, INC., a Delaware corporation ("Borrower"), promises to pay to the order of CITY NATIONAL BANK, a national banking association ("CNB"), at its office in this city, in United States Dollars and in immediately available funds, the principal sum of FOUR MILLION AND 00/100 DOLLARS ($4,000,000.00) ("Revolving Credit Commitment") or so much thereof as may be advanced and then outstanding, plus interest on the unpaid balance, until fully repaid, at a rate computed on the basis of a 360-day year, actual days elapsed, at the rates, times and in accordance with the terms set forth below.

     As provided herein, the principal of this Note may be borrowed, repaid and reborrowed from time to time prior to the Termination Date, provided at the time of any borrowing no Event of Default (as hereinafter defined) exists, and provided further that the total borrowings outstanding at any one time shall not exceed the Revolving Credit Commitment. Each borrowing and repayment shall be noted in the books and records of CNB. The excess of borrowings over repayments shall evidence the principal balance due hereon from time to time and at any time. Borrowings hereunder shall be conclusively presumed to have been made to or for the benefit of Borrower when made as noted in such books and records, absent manifest error.

     For purposes of this Note, the following definitions shall apply:

     "BUSINESS DAY" means a day that CNB's Head Office is open and conducts a substantial portion of its business.

     "EUROCURRENCY RESERVE REQUIREMENT" means the aggregate (without duplication) of the rates (expressed as a decimal) of reserves (including, without limitation, any basic, marginal, supplemental, or emergency reserves) that are required to be maintained by banks during the Interest period under any regulations of the Board of Governors of the Federal Reserve System, or any other governmental authority having jurisdiction with respect thereto, applicable to funding based on so-called "Eurocurrency Liabilities", including Regulation D (12 CFR 204).

     "INTEREST PERIOD" means the period commencing on the date a LIBOR Loan is made (including the date a Prime Loan is converted to a LIBOR Loan, or a LIBOR Loan is renewed as a LIBOR Loan, which, in the latter case, shall be the last day of the expiring Interest Period) and ending one (1), two (2), three (3) or six (6) months thereafter, as selected by the Borrower; provided, however, (a) any Interest Period that would end on a day not a Business Day, shall extend to the next Business Day; and (b) no Interest Period may extend beyond the Termination Date.

     "LIBOR BASE RATE" means the British Banker's Association definition of the London InterBank Offered Rates as made available by Telerate Monitor on Telerate Screen 3750, or such other information service available to CNB, for the applicable Interest Period for the LIBOR Loan selected by Borrower and as quoted by CNB on the Business Day Borrower requests a LIBOR Loan.

     "LIBOR INTEREST RATE" means the rate per year (rounded upward to the next one-sixteenth (1/16th) of one percent (0.0625%), if necessary) determined by CNB to be the quotient of (a) the LIBOR Base Rate divided by (b) one minus the Eurocurrency Reserve Requirement for the Interest Period; which is expressed by the following formula:

                                LIBOR Base Rate
                      ------------------------------------
                      1 - Eurocurrency Reserve Requirement

     "LIBOR LOAN" means any Loan tied to the LIBOR Interest Rate.

     "LOAN(S)" means the principal balance outstanding on this Note, and any LIBOR Loan and/or any Prime Loan made hereunder, as the case may be.

     "PRIME LOAN" means any Loan tied to the Prime Rate. A Loan hereunder shall be a Prime Loan any time it is not a LIBOR Loan.

     "PRIME RATE" means the rate most recently announced by CNB at its principal office in Beverly Hills, California, as its "Prime Rate." Any change in the interest rate resulting from a change in the Prime Rate shall be effective on the day on which each change in the Prime Rate is announced by CNB.

1. INTEREST ON LOANS. Each Loan shall bear interest from disbursement until due (whether at stated maturity, by acceleration or otherwise) at a rate equal to, at Borrower's option, either (a) for a LIBOR Loan, the LIBOR Interest Rate plus TWO AND FOUR TENTHS OF ONE PERCENT (2.40%) per annum, or (b) for a Prime Loan, the fluctuating Prime Rate per annum. Interest on the Loans shall accrue daily and be payable (a) if a Prime Loan, monthly, in arrears, on the last day of each month, commencing on the first such date following disbursement; (b) if a LIBOR Loan, (i) at the same time as interest payments are due on the Prime Loans, (ii) on the last day of each Interest Period, and (iii) upon any prepayment of any LIBOR Loan (to the extent accrued on the amount prepaid);
(c) on the date a Prime Loan is converted to a LIBOR Loan; and (d) at the Termination Date. Anything herein to the contrary notwithstanding, all principal and interest remaining unpaid on the Termination Date shall be immediately due and payable.

2. PROCEDURE FOR LIBOR LOANS. Borrower may request that a Loan be a LIBOR Loan, if herein allowed (including conversion of a Prime Loan to a LIBOR Loan, or a continuation of a LIBOR Loan as a LIBOR Loan upon the expiration of the Interest Period). Borrower's request shall be irrevocable, shall be made to CNB, orally or in writing or using the form "Notice of Borrowing/Interest Selection" form attached hereto as Exhibit "A", no earlier than two (2) Business Days before and no later than 1:00 p.m. Pacific Time on the date the LIBOR Loan is to be made, and shall specify the Interest Period, the amount of the LIBOR Loan, and such other information as CNB requests. If Borrower fails to select a LIBOR Loan in accordance herewith, the Loan shall be a Prime Loan, and any LIBOR Loan shall be deemed a Prime Loan upon expiration of the Interest Period.

3. AVAILABILITY OF LIBOR LOANS. Notwithstanding anything herein to the contrary, each LIBOR Loan must be in the minimum amount of $250,000.00 and increments of $100,000.00. Borrower may not have more than five (5) LIBOR Loans outstanding at any one time under the Revolving Credit Commitment. Borrower may have Prime Loans and LIBOR Loans outstanding simultaneously.

4. PREPAYMENT OF PRINCIPAL. Borrower may prepay the principal amount outstanding on a Prime Loan at any time and in any amount without a prepayment fee. Borrower may not make a partial principal prepayment on a LIBOR Loan. Borrower may prepay the full outstanding principal balance on a LIBOR Loan prior to the end of the Interest Period, provided, however, that such prepayment is accompanied by a fee ("LIBOR Prepayment Fee") equal to the amount, if any, by which (a) the additional interest which would have been earned by CNB had the LIBOR Loan not been prepaid exceeds (b) the interest which would have been recoverable by CNB by placing the amount of the LIBOR Loan on deposit in the LIBOR market for a period starting on the date on which it was prepaid and ending on the last day of the applicable Interest Period. CNB's calculation of the LIBOR Prepayment Fee shall be conclusive absent manifest error.

5. SUSPENSION OF LIBOR LOANS. In the event CNB, on any Business Day, is unable to determine the LIBOR Base Rate applicable for a new, continued, or converted LIBOR Loan for any reason, or any law, regulation, or governmental order, rule or determination, makes it unlawful for CNB to make a LIBOR Loan, Borrower's right to select LIBOR Loans shall be suspended until CNB is again able to determine the LIBOR Base Rate or make LIBOR Loans, as the case may be. During such suspension, new Loans, outstanding Prime Loans and LIBOR Loans whose Interest Periods terminate may only be Prime Loans.

     The occurrence of any of the following with respect to any Borrower or guarantor of this Note constitute an "Event of Default" hereunder:

1. Failure to make any payment of principal or interest when due under this Note;

2. Filing of a petition by any of such parties under any provision of the Bankruptcy Code, or a petition against Borrower is filed under the Bankruptcy Code and such petition is not dismissed within sixty (60) calendar days of the date of the filing thereof;

3.   Appointment of a receiver or an assignee for the benefit of creditors;

4. Commencement of dissolution or liquidation proceedings or the disqualification (under any applicable law or regulation) of any of such parties which is a corporation, partnership, joint venture or any other type of entity and such disqualification is not cured within sixty (60) days;

5. Revocation of any guaranty of this Note, or any guaranty of this Note becomes unenforceable as to any future advances under this Note;

6. Any financial statement provided by any of such parties to CNB is false or materially misleading;

7. Any material default in the payment or performance of any obligation in excess of $100,000.00, or any material default under any provision of any material contract or instrument pursuant to which any of such parties has incurred any obligation in excess of $100,000.00 for borrowed money, any purchase obligation or any other liability of any kind to any person or entity, including CNB;

8. Any sale or transfer of all or a substantial part of the assets of any of such parties other than in the ordinary course of business; or

9. Any material violation, breach or default under this Note, any letter agreement, guaranty, security agreement, deed of trust, subordination agreement or any other contract or instrument executed in connection with this Note or securing this Note and the same has not been cured within thirty (30) days after notice is delivered to Borrower.

     Upon the occurrence of any Event of Default, CNB, at its option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are expressly waived by Borrower, and CNB shall have no obligation to make any further advances hereunder. Borrower agrees to pay all costs and expenses, including reasonably attorneys' fees, expended or incurred by CNB (or allocable to CNB's in-house counsel) in connection with the enforcement of this Note or the collection of any sums due hereunder and irrespective of whether suit is filed.

     Upon the occurrence of any Event of Default (and without constituting a waiver of the Event of Default), and until the Event of Default has been cured, the outstanding principal (and interest, to the extent permitted by law) shall bear additional interest at a fluctuating rate equal to five percent (5%) per annum higher than the interest rate as determined above; provided, however, for purposes hereof, a LIBOR Loan shall be treated as a Prime Loan upon the termination of the Interest Period.

     This Note and all matters related hereto shall be governed by the laws of the State of California. If this Note is executed by more than one Borrower, all obligations are joint and several.


                                        EARL SCHEIB, INC., a Delaware
                                        corporation



                                        By: /s/  JOHN D. BRANCH
                                            -----------------------------
                                            John D. Branch, Senior VP/CFO





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